Exhibit 99.1

Innodata Isogen Reports Third Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--November 5, 2009--INNODATA ISOGEN, INC. (NASDAQ: INOD), today reported results for the third quarter ended September 30, 2009 and the first nine months of 2009.

  Total revenue was $19.1 million for the third quarter of 2009, an increase of 4% year over year, and lower than revenue of $21.6 million in the second quarter of 2009. The decline from the second quarter was primarily due to reduced business volume from one of Innodata Isogen’s two largest clients, partially offset by continued growth in other areas of the company’s business.
  Net income in the quarter was $1.3 million or $0.05 per diluted share, compared to $1.1 million, or $0.05 per diluted share, in the third quarter of 2008, and $3.2 million or $0.13 per diluted share in the second quarter of 2009. Earnings in the third quarter reflect the company’s lower revenue level, start-up costs of new projects, and increased investment in the company’s consulting and technology outsourcing practices.
  For the first nine months, revenue was $62.6 million, up 15% from revenue of $54.6 million in the first nine months of 2008. Net income was $8.1 million, or $0.32 per diluted share, up substantially from net income of $2.0 million, or $0.08 per diluted share, in the first nine months of 2008.
  Cash from operations for the first nine months of 2009 was a record $12.9 million, an increase of $9.2 million from $3.7 million for the first nine months of 2008. During the first nine months of the fiscal year, the company’s cash and cash equivalents doubled, increasing from $13.9 million at December 31, 2008 to $27.9 million at September 30, 2009.

“While revenue from one of our largest clients was down considerably in the quarter, we were able to partially offset this decline with solid growth in other areas of the business,” said Jack Abuhoff, Chairman and CEO of Innodata Isogen. “We expect that work for this client may accelerate after its budgets for 2010 are approved.”

Abuhoff continued, "For the fourth quarter, we expect revenue essentially in line with the third quarter, as growth in the overall business continues to offset declines in volume from the one large client. Beyond the fourth quarter, we expect to see the revenue impact of significant new business bookings achieved in the second half of 2009, expanding contributions from our consulting and information technology outsourcing areas into which we are investing this year for growth, and likely increasing requirements from many of our existing clients. On this basis, we believe that we are poised for an exciting 2010 that brings growth and increased client diversification.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11AM ET today. You can participate in this call by dialing the following call-in numbers:

1-888-208-1814 (Domestic)

1-719-785-1764 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on replay only: 4966935

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode. Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, France, Israel, China, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” "”likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

CONTACT:
Innodata Isogen, Inc.
Corey D. Luskin, 201-371-8055
Vice President
cluskin@innodata-isogen.com

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008

Revenues	$19,107	$18,333	$62,557	$54,603

Operating costs and expenses:
Direct operating expenses	13,398	13,130	40,707	40,197
Selling and administrative expenses	3,752	3,653	10,422	12,044
Interest income, net	(6)	(61)	(25)	(167)

Total	17,144	16,722	51,104	52,074
Income before provision for income taxes	1,963	1,611	11,453	2,529

Provision for income taxes	667	503	3,372	552
Net income	$1,296	$1,108	$8,081	$1,977
Income per share:
Basic	$.05	$.05	$.33	$.08
Diluted	$.05	$.05	$.32	$.08
Weighted average shares outstanding:
Basic	24,670	24,124	24,354	24,481
Diluted	26,039	24,565	25,401	25,391

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in thousands)

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$27,867	$13,875
Accounts receivable, net	12,911	14,017
Prepaid expenses and other current assets	3,903	2,246
Deferred income taxes	1,488	4,115

Total current assets	46,169	34,253

Property and equipment, net	6,105	6,726

Other assets	2,737	2,825

Deferred income taxes	964	906

Goodwill	675	675

Total assets	$56,650	$45,385

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,459	$3,593
Accrued salaries, wages and related benefits	5,362	5,289
Income and other taxes	1,223	1,649
Current portion of long-term obligations	873	915
Deferred income taxes	208	-

Total current liabilities	11,125	11,446

Deferred income taxes	2,075	2,080

Long term obligations	1,234	1,671

Stockholders' equity	42,216	30,188

Total liabilities and stockholders’ equity	$56,650	$45,385